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                                                                 EXHIBIT 10.1(t)


                                        AMERICAN BUSINESS PRODUCTS, INC.
                                        POST OFFICE BOX 105684 ATLANTA, GA 30348
                                        (770) 953-8300        FAX (770) 952-2343





                                February 24, 1998



Mr. Larry L. Gellerstadt, III
2485 West Wesley Road
Atlanta, GA   30327

Dear Larry:

         On behalf of the Board of Directors of American Business Products, Inc., I am pleased to extend this formal offer of employment to you relative to the position of Chief Executive Officer and President of American Business Products, Inc. ("ABP"). Please review the terms outlined below, and if these terms are satisfactory to you, please sign the acceptance at the end of this letter and return the original to me. When your acceptance of this offer becomes effective, for securities laws disclosure purposes, ABP will immediately issue a press release announcing your employment. This offer will remain open through 5:00 p.m. on Tuesday, February 24, 1998.

         You will begin employment as Chief Executive Officer and President of ABP effective as of March 30, 1998. You agree to meet with ABP's Board of Directors, officers and employees, as well as representatives of the press, as soon as possible after accepting this offer.

         The Compensation & Nominating Committee of the Board will nominate you for election to the Board at ABP's annual shareholders meeting on May 8, 1998, the proxy for which will be mailed in March. We currently anticipate that Tom Carmody will chair the annual meeting and will introduce you to the shareholders at that time. Upon your election as a director, you will become Chairman of the Board of Directors.

         Below is a general discussion of the various components of the compensation and benefits package we are offering you in this position:




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Mr. Larry L. Gellerstadt, III
February 24, 1998
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Signing Incentives:        On March 30, 1998, ABP will make an award of
                           Restricted Shares of ABP common stock to you with a value of $250,000.00, under the terms of the ABP 1991 Stock Incentive Plan, which shares shall become 100% vested on December 31, 1998 (provided you are still employed on that date).

                           On March 30, 1998, ABP will issue to you a stock option for 50,000 shares of the ABP common stock, with an exercise price equal to the fair market value of the shares, under the terms of the ABP 1991 Stock Incentive Plan. To the extent permitted by law, if you desire, this option will be an incentive stock option. This option will be immediately vested and exercisable and shall have a term of ten years.

                           For the 1998 fiscal year, ABP will guarantee you a minimum bonus of $100,000, payable in February 1999, which $100,000 shall be credited toward any greater bonus amount payable to you under the Executive Compensation Plan for the 1998 fiscal year and shall be in lieu of any lesser bonus amount payable to you under the Executive Compensation Plan for the 1998 fiscal year.

Base Salary:               The initial Base Salary will be $400,000 per year.
                           Upon your becoming Chairman of the Board of Directors, your Base Salary will increase to $450,000 per year.

Annual Incentives:         You will be eligible to participate in ABP's
                           Executive Compensation Plan which currently provides for annual salary reviews, annual stock option awards, and cash bonus incentives ranging up to 100% of Base Salary, based on ABP's performance. The
                           Executive Compensation Plan is subject to change at any time.

Long-Term Incentives:      Within the coming months (but no later than 18 months
                           from your acceptance of this offer), you agree to present to the Board your Business Plan for ABP. Upon acceptance of your Business Plan by the Board, ABP will provide to you a long-term incentive arrangement
                           (in the form of stock options and/or restricted stock awards) designed to reward you for increases in stock value over the term of implementation of your Business Plan. While the Board will determine the exact amount of such a long-term arrangement at that time, we are currently contemplating (but not


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Mr. Larry L. Gellerstadt, III
February 24, 1998
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                           committing) that this long-term incentive arrangement
                           would, over time, provide potential ownership for you of up to 2 to 2-1/2 percent of the outstanding shares of ABP common stock.


BENEFITS

Executive Automobile:      ABP will provide you with an automobile for your use
                           while in this position. We agree that this automobile will be a Lexus (or equivalent) in the range of $50,000 value and that lease payments will be in the range of $600.00.

Employee Benefits
Plans: ABP maintains a broad base of employee benefits plans, which includes coverages for medical, dental, group term life insurance, and supplemental life insurance. In addition, short-term and long-term disability benefits are available. Further, ABP currently provides a tax-qualified profit sharing plan and a Code Section 401(k) plan for retirement savings. Your participation in ABP's employee benefit plans will be pursuant to the terms of those plans. If you would like more information or to see copies of any of the employee benefit plans, we will be happy to make them available to you.

Club Dues:                 During your employment, ABP will pay your periodic
                           dues for membership in The Commerce Club and The
                           Capital City Club. In addition, ABP will pay your dues or fees for the Young Presidents Organization of which you are a member.

Severance Benefits:        If, during the first two years of your employment,
                           you are terminated by ABP without "Cause" (as defined below) or if you voluntarily quit with "Good Reason"
                           (as defined below), ABP will (i) pay you one times your Base Salary then in effect plus your most recent bonus under the Executive Compensation Plan
                           ("Severance Pay"), payable on a regular payroll basis for the next 12 months, and (ii) provide you with coverage under the ABP group health insurance plan, on the same employee/employer cost basis as while you were employed, for the next 12 months following your termination. These severance benefits will be in addition to any accrued salary, bonus or other benefits to which you would otherwise be entitled.


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Mr. Larry L. Gellerstadt, III
February 24, 1998
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                           You agree that upon the events described in this
                           section and prior to your receiving any Severance Pay pursuant to this provision, you will execute an agreement providing for restrictive covenants on noncompetition, nonsolicitation of customers, nonsolicitation of employees and nondisclosure of confidential information and trade secrets of ABP, which covenants shall restrict your activities for a period of one year following your termination of employment with ABP. If you fail to execute such an agreement, no Severance Pay or other severance benefits will be payable to you by ABP.

                           Prior to the end of your second year of employment, you and the ABP Compensation & Nominating Committee will negotiate whether this or any other severance pay provision will apply beyond your second year of employment.

Change in
Control Benefits:          If (A) during your employment, a Change in Control
                           (as defined below) occurs, and (B) during the two year-period immediately following the Change in Control, you are terminated without "Cause" or you voluntarily quit with "Good Reason," then ABP will
                           (i) pay you three times your Base Salary then in effect plus your most recent bonus under the Executive Compensation Plan, on a regular payroll basis for the next 36 months (or on such other payment terms as may be negotiated at that time)
                           ("Change in Control Pay"), and (ii) provide you with coverage under the ABP group health insurance plan, on the same employee/employer cost basis as while you were employed, for the next 36 months following your termination. These Change in Control Benefits will be in addition to any accrued salary, bonus or other benefits to which you would otherwise be entitled, but shall be in lieu of any benefits provided under the Severance Benefits paragraph above.

                           The Change in Control Benefits will be limited to the extent necessary to avoid the imposition of an excise tax imposed by Section 4999 of the Internal Revenue Code. If this becomes necessary, you will be entitled to select the particular benefits to be limited or reduced. The determination of whether an excise tax would be imposed shall be made by an accounting firm designated by you and at ABP's expense. Any determination by such accounting firm will be binding on all parties.



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Mr. Larry L. Gellerstadt, III
February 24, 1998
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                           You agree that upon the events described in this
                           section and prior to your receiving any Change in Control Pay pursuant to this provision, you will execute an agreement providing for restrictive covenants on noncompetition, nonsolicitation of customers, nonsolicitation of employees and nondisclosure of confidential information and trade secrets of ABP, which covenants shall restrict your activities for a period of one year following your termination of employment with ABP. If you fail to execute such an agreement, no Change in Control Pay or other Change in Control Benefits will be payable to you by ABP.

Definitions:               For purposes of this letter, the following
                           definitions shall apply:

                           "Cause" shall mean (i) your willful and continued failure to perform any substantial duty of your position with ABP and its affiliates (other than any such failure resulting from incapacity due to physical or mental injury or illness), within fifteen
                           (15) days after a written demand for substantial performance from the Board to you which specifically identifies the manner in which the Board believes that you have not substantially performed your duties; (ii) your willful engagement in any illegal conduct or gross misconduct which is materially and demonstrably injurious to ABP; or (iii) your engagement in any activity that is in conflict of interest of or competitive with ABP or its affiliates (other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by you upon notice by the Board).

                           "Good Reason" shall mean (i) the assignment of duties inconsistent with your position as President and Chief Executive Officer of ABP or any action by ABP which results in a dimunition of your position, authority, duties or responsibilities as in effect on the date of your employment (other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by ABP upon notice by you); (ii) a reduction in your base salary;
                           (iii) a material breach by ABP of its obligations hereunder; (iv) ABP's requiring you to have your office based at a location other than the Metro Atlanta area; or (v) any failure by a successor to ABP to assume and agree to perform ABP's obligations hereunder.

                           "Change in Control" shall mean the occurrence of a "Change in Control" described in Section 8 of the ABP 1991 Stock Incentive Plan.


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Mr. Larry L. Gellerstadt, III
February 24, 1998
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         We understand that you have an employment agreement with your current
(soon to be former) employer that contains restrictive covenants. It is not our intention or desire for you to breach any of those restrictive covenants by accepting or fulfilling your duties in this position.

         If these terms are satisfactory, please sign the acceptance below and return the original of this letter to me by hand or by overnight courier. Immediately upon your acceptance, ABP will issue a press release to announce your employment.

         All of us, of course, will continue to maintain the strict confidentiality of our discussions and the terms of this conditional offer until public disclosure. If you desire more detail on any aspect of the above, we will be happy to provide it.

         I want to relate to you how excited the Directors are at the prospect of your leading our company into the future. The unanimous support of our Board, coupled with your outstanding talents, would cause anyone to conclude that ABP will have many years of success.



                                    Very truly yours,


                                    /s/ G. Harold Northrop

                                    G. Harold Northrop
                                    On Behalf of the ABP Board of Directors





The above offer is ACCEPTED
on the 24th day of February, 1998.


/s/ Larry L. Gellerstedt, III
---------------------------------
Larry L. Gellerstadt, III